UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 19, 2008

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	1-5532-99	93-0256820
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 19, 2008, Portland General Electric Company (PGE) and certain institutional buyers (Buyers) in the private placement market entered into an agreement under which PGE will sell, and the Buyers will purchase, an aggregate of $130 million of PGE's First Mortgage Bonds (Bonds). The Bonds are expected to be issued in two series to the Buyers on or about January 15, 2009 (Original Issue Date). The agreement calls for one series of the Bonds, in the amount of $67 million, to bear interest from the Original Issue Date at an annual rate of 6.80% and mature on January 15, 2016. The other series, in the amount of $63 million, will bear interest from the Original Issue Date at an annual rate of 6.50% and will mature on January 15, 2014.

The Bonds will be issued pursuant to a Bond Purchase Agreement between PGE and the Buyers and under PGE's Indenture of Mortgage and Deed of Trust, dated July 1, 1945, as supplemented, between PGE and HSBC Bank USA, National Association (as successor to The Marine Midland Trust Company of New York) in its capacity as trustee, including the Sixty-first Supplemental Indenture dated the Original Issue Date. The Bonds will be redeemable at the option of PGE at the designated "make-whole" redemption price as described in the Sixty-first Supplemental Indenture.

The Bonds represent a portion of approximately $300 million in new long-term debt that PGE anticipates issuing by the end of 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)
Date:	December 23, 2008	By:	/s/ James J. Piro
James J. Piro Executive Vice President, Finance Chief Financial Officer and Treasurer